Part II- Offering Circular

As submitted to the Securities and Exchange Commission on December 12, 2024

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Preliminary Offering Circular, Dated December 12, 2024

CaliberCos Inc.

8901 E. Mountain View Rd. Ste. 150

Scottsdale, AZ 85258

(480) 295-7600;

www.calibercos.com

UP TO 800,000 SHARES OF

SERIES AA CUMULATIVE REDEEMABLE PREFERRED STOCK

CaliberCos Inc. (which we refer to as “we,” “us,” “our”, “Caliber” or “our company”) is offering up to 800,000 shares of Series AA Cumulative Redeemable Preferred Stock, which we refer to as the Series AA Preferred Stock, at an offering price of $25.00 per share, for a maximum offering amount of $20,000,000.

The Series AA Preferred Stock being offered will rank, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Common Stock and pari passu with our Series A Preferred Stock. Each share of Series AA Preferred Stock will have an initial stated value equal to $25.00, subject to appropriate adjustment for certain events. Holders of our Series AA Preferred Stock will be entitled to receive cumulative monthly cash dividends at a per annum rate of 9.5% of the stated value (or $0.198 per share each month based on the initial stated value). Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series AA Preferred Stock will be entitled to receive, before any payment or distribution is made to the holders of our Common Stock, a liquidation preference equal to the stated value per share, plus accrued but unpaid dividends thereon. Shares of Series AA Preferred Stock will be redeemable by us or by the holders under certain circumstances described elsewhere in this offering circular. The Series AA Preferred Stock will have no voting rights (except for certain matters). At the third anniversary of the issuance date of a share of Series AA Preferred Stock, a holder may elect, with the prior written consent of the Company, which consent may be unreasonably withheld, to convert all or any portion of such then outstanding shares of Series AA Preferred Stock held by it into that number of shares of our Class A Common Stock determined by dividing the then Stated Value of such shares by the closing price of our Class A Common Stock as quoted on the Nasdaq Capital Market (the “NCM”) on the day prior to such date but in no event less than the closing price of our Class A Common Stock as quoted on the NCM on the day prior to the initial Closing Date. See “Description of Securities” beginning on page 93 for additional details.

There is no existing public trading market for the Series AA Preferred Stock, and we do not anticipate that a secondary market for the stock will develop. We do not intend to apply for listing of the Series AA Preferred Stock on any securities exchange or for quotation in any automated dealer quotation system or other over-the-counter market. Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “CWD.”

This offering will begin as soon as practicable after this offering circular has been qualified by the United States Securities and Exchange Commission (the “SEC” or the “Commission”).

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 before deciding to invest in our securities.

		Per Share		Maximum Offering
Public offering price	$		$
Sales commissions (1)(2)	$		$
Managing dealer fee (1)(2)	$		$
Proceeds to us, before expenses (2)	$		$

(1)

Retail commissions and the managing dealer fee, each of which is payable to the managing dealer, will equal in the aggregate up to 7% of aggregate gross proceeds. However, we expect the managing dealer to authorize other broker-dealers that are members of the Financial Industry Regulatory Authority, or FINRA, which we refer to as participating broker-dealers, to sell our Series AA Preferred Stock. The managing dealer may reallow all or a portion of its retail commissions attributable to a participating broker-dealer. In addition, Caliber will pay the managing dealer an amount of up to 1.0% of aggregate gross proceeds as a non-accountable marketing and due diligence allowance, which the managing dealer may reallow to a participating broker-dealer. The amount of the reallowance to any participating broker-dealer will be determined by the managing dealer in its sole discretion.

(2)	The combined retail commissions, managing dealer fee and additional compensation paid to the managing dealer for this offering will not exceed 8% of the aggregate gross proceeds of this offering.

The managing dealer of this offering is ARKap Markets, LLC. The managing dealer is not required to sell any specific number or dollar amount of shares but will use its “reasonable best efforts” to sell the shares offered. The minimum permitted purchase is generally $5,000 but purchases of less than $5,000 may be made at the discretion of the managing dealer.

This offering is being conducted pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings. This offering will terminate at the earlier of: (1) the date at which the maximum amount of offered Series AA Preferred Stock has been sold, (2) the date which is one year after the offering statement of which this offering circular forms a part is originally qualified by the U.S. Securities and Exchange Commission, or the SEC, subject to an extension of up to an additional one year at the discretion of our company and the managing dealer, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected not to comply with certain reduced public company reporting requirements. In addition, as a “smaller reporting company” within the meaning of Rule 405, we are following the Form S-1 disclosure requirements for smaller reporting companies. This offering circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

ARKap Markets, LLC,

as Managing Dealer

The approximate date of commencement of proposed sale to the public is [*], 2024.

EXPLANATORY NOTE

An offering statement on Form 1-A relating to these securities was filed with the Securities and Exchange Commission on December 6, 2024. This exhibits-only amendment to such offering statement is filed solely to include the Opinion of Manatt, Phelps and Phillips, LLP as Exhibit 12.1.

PART III – EXHIBITS

1.1**	Form of Managing Broker Dealer Agreement

2.1	Third Amended and Restated Certificate of Incorporation of CaliberCos Inc. (incorporated by reference to Exhibit 3.1 of CaliberCos Inc.’s Form 8-K filed with the SEC on May 19, 2023

2.2	Amended and Restated Bylaws of CaliberCos Inc. (incorporated by reference to Exhibit 3.2 of CaliberCos Inc.’s Form 8-K filed with the SEC on May 19, 2023)

2.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of CaliberCos Inc.’s Form 8-K filed with the SEC on December 3, 2024)

2.4**	Certificate of Designation of Preferences, Rights and Limitations of Series AA Cumulative Redeemable Preferred Stock

3.1	Form of Class A common stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on October 28, 2022 (File No. 333-267657))

3.2	Amended and Restated Stockholders’ Agreement dated March 22, 2023, by and among the Company, John C. Loeffler, Jennifer Schrader and Donnie Schrader (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on March 22, 2023 (File No. 333-267657))

3.3	Stock Purchase Agreement dated September 21, 2018, by and among the Company and Donnie Schrader (incorporated by reference to Exhibit 3.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

3.4	Form of Senior Indenture (incorporated by reference to Exhibit 4.6 of CaliberCos Inc.’s Registration Statement on Form S-3 (File No. 333-280243), filed with the SEC on June 14, 2024)

3.5	Form of Subordinated Indenture (incorporated by reference to Exhibit 4.7 of CaliberCos Inc.’s Registration Statement on Form S-3 (File No. 333-280243), filed with the SEC on June 14, 2024)

4.1**	Form of Subscription Agreement

6.1+	CaliberCos Inc. Amended and Restated 2017 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 of CaliberCos Inc.’s Form S-8 (File No. 333-272078), filed with the SEC on May 19, 2023)

6.2	Loan Agreement, dated as of January 20, 2023, among 47th Street Phoenix Airport LLC, CHPH Holding, LLC, and 44th and McDowell Holding, LLC, as Borrower and Trimont Real Estate Advisors, LLC, as Agent for BP Holdings SIGMA LLC, as Lender (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-04321), filed with the SEC on June 23, 2023)

6.3	Guaranty of Recourse Obligations dated January 20, 2023, by John C. Loeffler, II, Jennifer Schrader,CDIF, LLC, Caliber Diversified Opportunity Fund II, LP, and CaliberCos Inc. for the benefit of BP Holdings Sigma, LLC (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-04321), filed with the SEC on June 23, 2023)

6.4	Loan Agreement dated as of October 17, 2019 between Pollock Gateway II DE LLC, as borrower and Barclays Capital Real Estate Inc., as lender (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-04321), filed with the SEC on June 23, 2023)

6.5	Assumption Agreement dated January 25, 2023 by and among Pollock Gateway II DE LLC, original borrower, Gateway II Holdco, LLC, new borrower, Guila Pollock and Vita Piazza, trustees of The James and Guila Pollock Trust dated June 27, 2006, original guarantor, CaliberCos Inc., new guarantor, and Wells Fargo Bank, National Association, as Trustee for the benefit of the registered holders of BBCMS Mortgage Trust 2019-C5, Commercial Mortgage Pass Through Certificates, Series 2019-C5, lender (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-04321), filed with the SEC on June 23, 2023)

6.6+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Jennifer Schrader (incorporated by reference to Exhibit 6.5 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)

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6.7+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and John C. Loeffler II (incorporated by reference to Exhibit 6.6 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)

6.8+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Roy Bade (incorporated by reference to Exhibit 6.7 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)

6.9+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Jade Leung (incorporated by reference to Exhibit 6.8 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)

6.10	Form of Indemnification Agreement between CaliberCos Inc. and its directors and officers (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on November 23, 2022 (File No. 333-267657))

6.11	Form of Escrow Agreement by and among CaliberCos Inc., SI Securities, LLC and The Bryn Mawr Trust Company of Delaware (incorporated by reference to Exhibit 8.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 3, 2020)

6.12	Caliber/ Encore Opportunistic Growth Fund Limited Liability Company Agreement dated May 1, 2022 by and between CaliberCos Inc. and Encore Caliber Holdings, LLC (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on April 12, 2023 (File No. 333-267657))

6.13	Form of Managing Dealer Agreement by and among CaliberCos Inc., Skyway Capital Markets, LLC and Issuer (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on April 12, 2023 (File No. 333-267657))

6.14	Sponsor Consulting Agreement dated December 1, 2022 by and among CaliberCos Inc. and Skyway Capital Markets, LLC (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on April 12, 2023 (File No. 333-267657))

6.15	Contribution Agreement dated June 30, 2023 (Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 024-11016), filed with the SEC on July 7, 2023)

6.16+	Employment Agreement dated May 25, 2023 by and between Caliber Services, LLC and Ignacio Martinez (Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 024-11016), filed with the SEC on April 5, 2024)

6.17+	CaliberCos Inc. 2024 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement (Schedule 14A) filed with the Commission on May 16, 2024)

6.18+	CaliberCos Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement (Schedule 14A) filed with the Commission on May 16, 2024)

10.1**	Power of Attorney (contained on signature page hereto).

11.1**	Consent of Deloitte & Touche LLP

12.1	Opinion of Manatt, Phelps and Phillips, LLP as to the legality of the securities being qualified

*	To be filed by amendment.
**	Previously filed.
+	Indicates a management contract or compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on December 12, 2024.

CaliberCos Inc.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler, II
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Offering Circular has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John C. Loeffler, II	Chairman and Chief Executive Officer (Principal Executive officer)	December 12, 2024
John C. Loeffler, II
*	Chief Financial Officer (Principal Financial and Accounting Officer)	December 12, 2024
Jade Leung

*	President, Chief Operating Officer and Vice-Chairperson	December 12, 2024
Jennifer Schrader

*	Director	December 12, 2024
William J. Gerber

*	Director	December 12, 2024
Michael Trzupek

*	Director	December 12, 2024
Dan Hansen

*	Director	December 12, 2024
Lawrence Taylor

* By:	/s/ John C. Loeffler, II
John C. Loeffler, II
Attorney-in-Fact